EXHIBIT 99.2

October 21, 2014

Dear Fellow Stockholder:

We are writing this letter to inform you of important events related to your investment in Steadfast Income REIT, Inc. (referred to herein as “Steadfast,” the “company,” “we,” “our” or “us”).

Engagement of Financial Advisor
On October 21, 2014, we announced that our board of directors (the “Board”) had approved the engagement of Goldman, Sachs & Co., a globally recognized financial advisor, to assist the Board in exploring strategic alternatives to maximize stockholder value. The Board and management believe that current market conditions, coupled with the size and composition of Steadfast’s apartment portfolio, may prove advantageous for providing a liquidity opportunity for stockholders. However, as disclosed in Steadfast’s prospectus for the public offering in which you purchased your shares of common stock, the Board is under no obligation to complete a liquidity event at any date and will only pursue a liquidity event if, after consideration of all opportunities, the Board has determined completing such a transaction is in the best interests of the stockholders.

In connection with the engagement of a financial advisor and in accordance with industry practice, the Board has determined that it is appropriate to suspend the company’s distribution reinvestment plan (“DRIP”) and share repurchase plan (“SRP”) as described in more detail below.

Distribution Reinvestment Plan
Steadfast’s DRIP is being suspended with respect to distributions that accrue after October 31, 2014. All stockholders will continue to receive their full distributions, which will subsequently be paid in cash as opposed to additional shares of common stock for DRIP participants.

How this change will be implemented:

•	October distributions, which are payable on the first business day of November, will be processed according to current account elections.

•	November distributions, which are payable on the first business day of December, will be paid in cash to all stockholders.

•	If you are a stockholder who is not currently enrolled in the DRIP (i.e., you receive a monthly cash payment via check or electronic deposit), nothing will change.

•
If you are a stockholder who is currently enrolled in the DRIP (i.e., your monthly distribution is currently used to automatically purchase additional shares of common stock), you will now receive your monthly distribution in cash per the following guidelines:

•	For non-retirement/custodial account holders, your distributions will be directed to your custodial account;

•	For retirement/custodial account holders, your distributions will be forwarded to your custodial account and continue to benefit from the qualified tax exemption; and

•
For non-retirement/non-custodial account holders, your distributions will be mailed in the form of a check to your address of record, which coincides with the address where you have received this letter.

We encourage you to consult with your financial professional should you wish to explore alternate strategies for the payment of your cash distribution.

If you would like to take this opportunity to update your address of record or other information with respect to receiving your cash distributions, we have enclosed an Account Update Form that can be filled out and returned to Steadfast.

Share Repurchase Plan
Our share repurchase plan is also being suspended effective as of November 20, 2014 and no repurchase requests submitted by stockholders after such date will be fulfilled. All share repurchase requests that were received from stockholders and determined to be in good order prior to November 20, 2014 will be processed in accordance with the terms, conditions and limitations of the SRP.

Although both the DRIP and SRP have been suspended, the Board could choose to reinstate either or both of these programs in the future, if it deems it to be in the best interest of stockholders. However, there is no assurance as to if or when this will happen.

While Steadfast is actively exploring its strategic alternatives, we cannot provide any further information at this time regarding the status, prospects, or timing of any possible liquidity options. Market factors can change over time, and the Board will make its ultimate decision based on then-prevailing market conditions and in consideration of the best interests of stockholders.

We do not plan to provide updates or make any further comment on the review process unless and until such time as the board has approved a specific action or otherwise has determined that further disclosure is appropriate.

Thank you for your investment in Steadfast Income REIT and your continued support as we continue our efforts to maximize stockholder value. Should you have any questions, please feel free to contact our Investor Services department at (888) 223-9951.

Sincerely,

Rodney F. Emery
Chairman and CEO
Steadfast Income REIT

Forward Looking Statements
This letter contains forward-looking statements relating to the business and financial outlook of Steadfast Income REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this letter. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.